Exhibit 21.1

SUBSIDIARIES OF THE COMPANY
AND JURISDICTION OF INCORPORATION OR ORGANIZATION

AirSep Corporation	New York
CAIRE Inc.	Delaware
Chart Asia Investment Company Limited	Hong Kong
Chart Asia, Inc.	Delaware
Chart Australia Pty Ltd	Australia
Chart BioMedical Distribution LLC	Delaware
Chart BioMedical GmbH	Germany
Chart Biomedical Limited	U.K.
Chart Cooler Service Company, Inc.	Delaware
Chart Cryogenic Distribution Equipment (Changzhou) Company Limited*	China
Chart Cryogenic Engineering Systems (Changzhou) Co., Ltd.	China
Chart Energy & Chemicals, Inc.	Delaware
Chart Ferox, a.s.	Czech Republic
Chart Germany GmbH	Germany
Chart France	France
Chart Inc.	Delaware
Chart Industries Luxembourg S.à r.l.	Luxembourg
Chart International Holdings, Inc.	Delaware
Chart International, Inc.	Delaware
Chart Italy S.r.l.	Italy
Chart Japan Co., Ltd.	Japan
Chart S.à r.l. & Co. KG	Germany
Chart SeQual Technologies Inc.	Delaware
Chengdu Golden Phoenix Liquid Nitrogen Container Company Limited	China
Flow Instruments & Engineering GmbH	Germany
GOFA Gocher Fahrzeugbau GmbH	Germany
GOFA Grundstücksgesellschaft mbH	Germany
GTC of Clarksville, LLC	Delaware

*	50% of equity interests owned indirectly by the Company.